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                   NYLIFE STRUCTURED ASSET MANAGEMENT COMPANY LTD.
                            51 MADISON AVENUE - ROOM 1700
                               NEW YORK, NEW YORK 10010



                                                                    May 21, 1997


WestSec Inc.,
   818 Kansas Avenue,
    Topeka, Kansas 66612

Dear Sir/Madam:

    This letter memorializes certain collateral agreements and understandings between NYLIFE Structured Asset Management Company Ltd. ("SAMCO"), as Beneficiary, and WestSec Inc. ("WestSec"), as Applicant, under that certain Letter of Credit No. P-271117, issued on May 22, 1997, by The Chase Manhattan Bank (the "Bank") or any amendment, extension or replacement thereof (the "Letter of Credit").

REDUCTION OF LETTER OF CREDIT AMOUNT

    The Letter of Credit provides for the reduction from time to time, upon the joint request of SAMCO and WestSec to the Bank, of the amount of the Letter of Credit to an amount equal to $85,000,000 less the sum of (1) an amount equal to all drawings by SAMCO under the Letter of Credit and (2) an amount equal to the quotient resulting from dividing the aggregate amount of any payments after December 31, 1996 to SAMCO made pursuant to the Operational Services Agreement between SAMCO and WestSec, as assignee of Westinghouse Electric Corporation, dated as of November 15, 1991 (the "OSA"), which payments are required to be applied by SAMCO to repayment of principal under outstanding public debt obligations of SAMCO pursuant to the terms of the OSA or any debt obligation of SAMCO (each a "Payment"), by 61.133%.

    In connection with the Letter of Credit, SAMCO hereby agrees to provide notice to WestSec to the address


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WestSec Inc.                                                                 -2-

specified in the Letter of Credit within (i) five (5) business days after any drawing under the Letter of Credit by SAMCO and (ii) within five (5) business days after the end of any calendar quarter in which any Payment is made, which notice shall state the date and amount of such drawing or Payment, as the case may be. Simultaneous with delivery of any notice required by the foregoing sentence, SAMCO shall deliver to WestSec a joint request of SAMCO and WestSec, duly executed on behalf of SAMCO, directing the Bank to reduce the amount of the Letter of Credit in connection with the applicable drawing or Payment, as the case may be, to the amount specified by the formula set forth in the Letter of Credit.

    SAMCO hereby further agrees that, upon demand by WestSec, SAMCO shall immediately reimburse WestSec in full for any commitment fees or other fees and expenses incurred by WestSec under the Letter of Credit as a result of the failure by SAMCO to deliver to WestSec in accordance with the deadlines specified above a true and accurate notice and a joint request duly executed by SAMCO as required in connection with any drawing or Payment.

FUNDS HELD IN TRUST

    The Letter of Credit provides, among other things, that SAMCO may draw down the aggregate amount available under the Letter of Credit not earlier than five
(5) business days prior to the expiration or earlier termination of the Letter of Credit if WestSec has not provided to SAMCO either (i) another letter of credit in favor of SAMCO drawn on a bank rated not less than "AA" with terms that are the same in all material respects as those in the Letter of Credit except for the new expiration date or (ii) an amendment to the Letter of Credit extending the expiration date thereof.

    SAMCO hereby acknowledges and agrees that any funds drawn down by SAMCO pursuant to the immediately preceding paragraph ("Funds") shall be held by SAMCO, and such agents as SAMCO shall appoint, in trust for the sole benefit of WestSec except as otherwise specifically provided herein. Without limitation of the foregoing, SAMCO shall as soon as practicable after receipt of such Funds deposit all such Funds into an interest bearing demand account with a commercial bank rated not less than "AA". SAMCO shall not, and shall not authorize or permit any other person to, withdraw, expend, convert or otherwise deplete or encumber any of such Funds; PROVIDED, HOWEVER, that SAMCO shall be permitted to draw down

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WestSec Inc.                                                                 -3-

on such Funds in such amount, at such times and under such conditions as SAMCO would have been permitted to draw down funds under the Letter of Credit (other than a draw down solely in respect of the failure of WestSec at least five (5) business days prior to the expiration or earlier termination of the Letter of Credit to provide SAMCO with either (i) another letter of credit in favor of SAMCO drawn on a bank rated not less than "AA" with terms that are the same in all materials respects as those in the Letter of Credit except for the new expiration date or (ii) an amendment to the Letter of Credit extending the expiration date thereof).

    SAMCO shall cause all such Funds and all interest thereon, less any portion of such Funds properly drawn down by SAMCO pursuant to the proviso contained in the foregoing paragraph, to be repaid to WestSec upon the earlier of (i) the provision by WestSec to SAMCO of another letter of credit in favor of SAMCO drawn on a bank rated not less than "AA" with terms that are the same in all material respects as those in the Letter of Credit except for the new expiration date, (ii) the provision by WestSec to SAMCO of an amendment to the Letter of Credit extending the expiration date thereof and (iii) September 14, 1999.

    SAMCO shall not be liable to or otherwise be required to indemnify WestSec with respect to the waste, misuse, misappropriation or other loss of all or any portion of the Funds by the commercial bank with which such Funds are deposited or any other person acting on behalf of such commercial bank. WestSec shall reimburse and indemnify SAMCO for any out-of-pocket fees or expenses including, without limitation, wire transfer fees, bank fees and charges and reasonable attorneys' fees, incurred in connection with the draw down of Funds under the Letter of Credit and/or repayment thereof to WestSec in the circumstances contemplated in this letter agreement.

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WestSec Inc.                                                                 -4-

    This letter shall be governed by the laws of the State of New York without regard to conflicts-of-law principles thereof.


                                             Sincerely,

                                             NYLIFE Structured Asset
                                                Management Company Ltd.

Acknowledged:                                 By:  /s/ Scott Drath
                                                 ------------------------------
                                                 Name: Scott Drath
WestSec, Inc.                                 Title:  Vice President
By: /s/ Steven A. Millstein
    ----------------------------
    Name: Steven A. Millstein
    Title: President